UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2022

THERMOGENESIS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-82900	94-3018487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2711 Citrus Road, Rancho Cordova, California	95742
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 858-5100

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	THMO	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.         Entry into a Material Definitive Agreement.

License and Technology Access Agreement

On March 28, 2022, ThermoGenesis Holdings, Inc. (the “Company”, “we,” “our,” or “us”) announced the planned expansion of the Company’s business to include contract development and manufacturing (CDMO) services for cell and cell-based gene therapies. In furtherance of our planned CDMO business, on March 24, 2022, we entered into a License and Technology Access Agreement with Boyalife Genomics (the “Boyalife License Agreement”). Boyalife Genomics is an affiliate of our Chairman and CEO, Dr. Chris Xu, and is a Tianjin, China-based cell manufacturing organization that has developed substantial manufacturing technology relating to cell manufacturing services.

Under the terms of the Boyalife License Agreement, Boyalife Genomics granted the Company and its subsidiaries and affiliates a perpetual exclusive license in the United States to use Boyalife Genomics’ existing and future know-how and U.S. patents rights (if any) relating to cell manufacturing and related processes. Notwithstanding the foregoing exclusivity, Boyalife Genomics retains the right to use (but not license) the licensed intellectual property in the U.S. for its internal use in connection with the provision of products and services to third parties. In consideration of this license, the Company will pay to Boyalife Genomics a running royalty of 7.5% of the Company’s annual net sales of products and services that are covered by one of more Boyalife Genomics’ granted U.S. patents and 5.0% of other products and services covered by the licensed intellectual property. The royalty will be payable on each licensed product or service for a period of 10 years from the first commercial sale of the product or service (or if patented, until the expiration of the applicable licensed patent(s)), and the license will be royalty-free thereafter on such licensed product or service. As additional consideration for the license, the Company transferred to Boyalife Genomics’ all of the Company’s 8.63% minority equity interest in ImmuneCyte Inc.  The license includes the right of the Company to sublicense the intellectual property to Company affiliates without the consent of Boyalife, but any sublicense to a non-affiliate requires the consent of Boyalife. The Company has the right to terminate the license agreement at any time for convenience, and the agreement contains other customary early termination rights (including a right to terminate due to an uncured material breach by the other party or the bankruptcy of the other party). The agreement contains other customary provisions for intellectual property license agreements, including provisions relating to confidentiality and ownership of new intellectual property relating to cell manufacturing. The agreement also grants to the Company a right of first refusal to purchase any cell manufacturing business or operation of Boyalife Genomics upon the same terms as any third-party offer to buy such business or operation.

CDMO Facility Lease

Also on March 24, 2022, we entered into a Lease Agreement with Z3 Investment LLC (“Lessor”) for a facility that we intend to house our planned CDMO business (the “CDMO Facility Lease”). The CDMO Facility Lease provides for approximately 35,475 square feet of space in the Sacramento, California area in which we plan to partner with the Lessor to build out into a state-of-the-art current good manufacturing practice (cGMP) compliant facility with 12 cGMP clean room suites (with Lessor funding up to $3.0 million of such build-out costs). The CDMO Facility Lease provides for a lease term beginning on April 1, 2022 and ending on September 30, 2027, with a right of the Company to extend the lease for 2 additional periods of 5 years each. The CDMO Facility Lease provides for initial monthly rent of $46,116, which increases in November 2022 to $103,587 per month, and with annual escalations thereafter of up to $125,936 per month in the final scheduled year of the lease. We are also obligated to pay all operating expenses of the leased premises. The CDMO Facility Lease contains other customary provisions for a lease of a facility of this type, including provisions relating to security deposits, indemnity, and the right of Lessor to terminate the lease early for breach. Lessor is an affiliate of our Chairman and CEO, Dr. Xu. We believe that the terms of the CDMO Lease and the Boyalife License Agreement are more favorable to us than the terms that could be obtained from a non-affiliate third party.

* * *

The description of the License Agreement and CDMO Facility Lease set forth above are necessarily incomplete and are qualified by reference to the full text of such agreements, which are attached to this Form 8-K as Exhibit 10.1 and 10.2, respectively, and which are incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
10.1	License and Technology Access Agreement, dated March 24, 2022, between ThermoGenesis Holdings, Inc. and Boyaife Genomics Tianjin Ltd.
10.2	Lease Agreement, dated March 24, 20222, between ThermoGenesis Holdings, Inc. and Z3 Investment LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS HOLDINGS, INC.

Dated: March 28, 2022	/s/ Jeffery Cauble
Jeffery Cauble Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)